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                                                                    Exhibit 8.1


                            (GREENBERG TRAURIG LOGO)

                                                        July 19, 2004


CNL Hospitality Properties, Inc.
450 South Orange Avenue
Orlando, FL 32801

Gentlemen:

         You have requested certain opinions regarding the application of U.S. federal income tax laws to CNL Hospitality Properties, Inc., a Maryland corporation (the "Company") in connection with the registration and proposed sale of up to 35,000,000 shares of common stock of the Company, par value $.01 per share, pursuant to the Registration Statement on Form S-3 (File No. 333-115079) which will be filed by the Company under the Securities Act of 1933 (the "Registration Statement"). All capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Registration Statement.

         In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:
(1) the Registration Statement (including all Exhibits thereto and all amendments made thereto through the date hereof), (2) the Articles of Incorporation of the Company, together with all amendments thereto, (3) certain written representations of the Company contained in a letter to us dated on or about the date hereof, (4) copies of a majority of the leases entered into by the Company as of the date hereof, (5) the Articles of Incorporation of CNL Hotel Investors, Inc. ("Hotel Investors"), (6) certain written representations of Hotel Investors contained in a letter to us dated on or about the date hereof, and (7) such other documents or information as we have deemed necessary to render the opinions set forth in this letter. In our review, we have assumed, with your consent, that the documents listed above that we reviewed in proposed form will be executed in substantially the same form, all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Articles of Incorporation of the Company and Hotel Investors, have been or will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.
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CNL Hospitality Properties, Inc.
July 19, 2004
Page 2

         Unless facts material to the opinions expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by the Company and Hotel Investors. To the extent that any representations of the Company or Hotel Investors are with respect to matters set forth in the Internal Revenue Code of 1986, as amended (the "Code") or the regulations promulgated thereunder (including any Temporary and Proposed Regulations, the "Treasury Regulations"), we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Treasury Regulations and published administrative interpretations thereof.

         Based upon, and subject to, the foregoing, we are of the opinion as follows:

         1. The Company qualified as a REIT under the Code for the taxable years ending December 31, 1997 through December 31, 2003, the Company is organized in conformity with the requirements for qualification as a REIT, and the Company's proposed method of operation will enable it to meet the requirements for qualification as a REIT under the Code.

         2. Hotel Investors qualified as a REIT under the Code for the taxable years ending December 31, 1999 through December 31, 2003, Hotel Investors is organized in conformity with the requirements for qualification as a REIT, and Hotel Investors' proposed method of operation will enable it to meet the requirements for qualification as a REIT under the Code.

         3. The discussion of matters of law under the heading "FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement is accurate in all material respects, and such discussion fairly summarizes the federal income tax considerations that are likely to be material to a holder of shares of the Company.

         The opinions set forth in this letter are based on existing law as contained in the Code, Treasury Regulations, and interpretations of the foregoing by the Internal Revenue Service ("IRS") and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. Moreover, the Company's and Hotel Investors' ability to achieve and maintain qualification as a REIT depends upon its ability to achieve and maintain certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Code regarding its income, assets and distribution levels. No assurance can be given that the actual ownership of each of the Company's and Hotel Investors' stock and its actual operating results and distributions for any taxable year will satisfy the tests necessary to achieve and maintain its status as a REIT. We assume no obligation to update the opinions set forth in this letter. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. Because our positions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be successfully asserted by the IRS.

         The foregoing opinions are limited to the specific matters covered thereby and should not be interpreted to imply the undersigned has offered its opinion on any other matter.
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CNL Hospitality Properties, Inc.
July 19, 2004
Page 3

         We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                     Very truly yours,



                                                     GREENBERG TRAURIG, LLP